Exhibit 99.1

FOR IMMEDIATE RELEASE	NEW YORK, NY (November 1, 2007)

INTERPUBLIC ANNOUNCES THIRD QUARTER

AND NINE MONTHS 2007 RESULTS

Summary

•	Revenue
o	Third quarter 2007 revenue of $1.56 billion, compared to $1.45 billion the same period a year ago. Nine months 2007 revenue of $4.57 billion, compared to $4.31 billion in 2006.
o

Organic revenue increase of 5.7% compared to the third quarter of 2006, due to higher revenue from existing clients and net client wins. For the first nine months of 2007, organic revenue increase was 4.8% relative to 2006.

•	Operating Results
o

During the third quarter, operating expenses were $1.51 billion in 2007, compared to $1.43 billion last year. For the first nine months, operating expenses were $4.50 billion this year, compared to $4.38 billion in 2006.

o

Operating income in the third quarter of 2007 was $51.1 million, compared to $20.9 million in 2006. For the first nine months of 2007, operating income was $72.5 million, compared to a loss of ($61.8) million in 2006.

o	Operating margin was 3.3% and 1.6% for three and nine months ended September 30, 2007 compared to 1.4% and (1.4%) for the three and nine months ended September 30, 2006, respectively.

•	Net Results
o

Third quarter 2007 net loss was ($21.9) million and net loss applicable to common stockholders was ($28.8) million, or ($0.06) per basic and diluted share, compared to net income of $3.7 million and net loss applicable to common stockholders of ($8.2) million, or ($0.02) per basic and diluted share a year ago.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

o

Year-to-date 2007 net loss was ($10.8) million and net loss applicable to common stockholders was ($31.5) million, or ($0.07) per basic and diluted share, compared to net loss of ($100.8) million and net loss applicable to common stockholders of ($136.5) million, or ($0.32) per basic and diluted share in 2006.

“For the third quarter and year-to-date, our results showed continued improvement in terms of both organic revenue growth and operating performance. We continue to see the benefits of strategic actions taken in 2006 and 2007, as well as of the financial systems and disciplines being put into place across the organization,” said Michael I. Roth, Interpublic’s Chairman and CEO. “The increasingly competitive client offerings at all of our companies give us confidence in our future growth prospects. We will continue to push for double digit margins, but we expect to post operating margin of between 8.5% and 9% in 2008 – a dramatic improvement over the negative 1.7% the company reported less than two years ago.”

Operating Results

Revenue

Reported revenue of $1.56 billion in the third quarter of 2007 was up 7.3% compared with the year-ago period. During the quarter, the effect of foreign currency translation was positive 3.0%, the impact of net divestitures was negative 1.4% and the resulting organic increase in revenue was 5.7%.

For the first nine months of 2007, reported revenue was $4.57 billion, up 6.0% compared to the first nine months of last year. The effect of foreign currency translation was positive 2.7%, the impact of net divestitures was negative 1.5% and the resulting organic increase in revenue was 4.8%.

For the third quarter and the first nine months of 2007, the company achieved very strong organic revenue growth in the United States, reflecting increased spending from existing clients and net client wins primarily in advertising and public relations. Revenue also was

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

up organically for the quarter internationally, primarily related to growth in the Latin America and Asia Pacific regions at a number of networks.

Operating Expenses

During the third quarter, reported salary and related expenses were $1.03 billion, up 7.7% compared to the same period in 2006. Adjusted for currency effects and the effect of net divestitures, salary and related expenses increased organically 5.5%. This increase primarily reflects higher base salaries to support growth in certain of our businesses, particularly in high growth areas such as digital and marketing services. For the first nine months of 2007, reported salary and related expenses increased 6.2% to $3.03 billion, reflecting the same key driver. Adjusted for currency effects and the effect of net divestitures, salary and related expenses increased organically 4.6%.

During the third quarter, reported office and general expenses were $468.9 million, essentially flat compared to the same period in 2006. After adjusting for currency and the effect of net divestitures, office and general expenses were also flat organically. For the first nine months of 2007, office and general expenses decreased 2.6% to $1.47 billion. Adjusted for currency and the effect of net divestitures, office and general expenses decreased organically 2.9%. This was primarily due to lower professional fees.

Non-Operating and Tax

Net interest expense in the third quarter of 2007 decreased by $2.0 million compared to the same period in 2006.

Other income in the quarter was a loss of ($4.8) million compared to income of $22.6 million in 2006. The third quarter of 2006 was favorably impacted by a non-cash benefit on the sale of a German advertising agency.

The tax provision in the third quarter of 2007 is $35.8 million, compared to a provision of $10.5 million in the same period of 2006. This provision includes losses incurred in non-US jurisdictions that receive no tax benefit and the revaluation of deferred tax assets due to tax law changes.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

 Balance Sheet

At September 30, 2007, cash, cash equivalents and marketable securities totaled $1.53 billion, compared to $1.96 billion at the end of 2006 and $1.48 billion at the end of the second quarter of this year. Cash flow from operations was $119.2 million in the third quarter of 2007, as compared to cash used of $69.5 million in the prior year. This was driven by an improvement in working capital, as $21.8 million was generated for the third quarter of 2007 compared to a use of working capital of $83.0 million in the prior year. Total debt of $2.32 billion as of September 30, 2007 remained flat when compared to the end of 2006 and the end of the second quarter of this year.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2006 Annual Report on Form 10-K under Item 1A, Risk Factors, and other SEC filings. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2006 Annual Report on Form 10-K under Item 1A, Risk Factors.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

THIRD QUARTER REPORT 2007 AND 2006 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Three Months Ended September 30,
	2007	2006	Fav. (Unfav.) % Variance
Revenue:
United States	$886.3	832.1	6.5
International	673.6	621.7	8.3
Total Revenue	1,559.9	1,453.8	7.3

Operating Expenses:
Salaries and Related Expenses	1,034.7	960.7	(7.7)
Office and General Expenses	468.9	466.0	(0.6)
Restructuring and Other Reorganization-Related Charges	5.2	6.2	16.1
Total Operating Expenses	1,508.8	1,432.9	(5.3)

Operating Income	51.1	20.9	N/A

Expenses and Other Income:
Interest Expense	(60.1)	(57.0)
Interest Income	30.2	25.1
Other (Expense) Income	(4.8)	22.6
Total (Expenses) and Other Income	(34.7)	(9.3)

Income from Continuing Operations before Income Taxes	16.4	11.6
Provision for Income Taxes	35.8	10.5
(Loss) Income from Continuing Operations of Consolidated Companies	(19.4)	1.1
Income Applicable to Minority Interests, net of tax	(3.7)	(3.8)
Equity in Net Income of Unconsolidated Affiliates, net of tax	1.2	1.4
Loss from Continuing Operations	(21.9)	(1.3)
Income from Discontinued Operations, net of tax	-	5.0
Net (Loss) Income	(21.9)	3.7
Dividends on Preferred Stock	6.9	11.9
Net Loss Applicable to Common Stockholders	$(28.8)	(8.2)

Loss Per Share of Common Stock – Basic and Diluted
Continuing Operations	$(0.06)	(0.03)
Discontinued Operations	-	0.01
Total	$(0.06)	(0.02)
Weighted Average Number of Common Shares Outstanding: Basic and Diluted	458.6	427.2

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

THIRD QUARTER REPORT 2007 AND 2006 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Nine Months Ended September 30,
	2007	2006	Fav. (Unfav.) % Variance
Revenue:
United States	$2,649.1	2,475.0	7.0
International	1,922.6	1,838.7	4.6
Total Revenue	4,571.7	4,313.7	6.0

Operating Expenses:
Salaries and Related Expenses	3,033.2	2,856.5	(6.2)
Office and General Expenses	1,466.6	1,506.1	2.6
Restructuring and Other Reorganization-Related (reversals) charges	(0.6)	12.9	N/A
Total Operating Expenses	4,499.2	4,375.5	(2.8)

Operating Income (Loss)	72.5	(61.8)	N/A

Expenses and Other Income:
Interest Expense	(172.0)	(155.1)
Interest Income	86.8	77.4
Other Income	1.7	47.5
Total (Expenses) and Other Income	(83.5)	(30.2)

Loss from Continuing Operations before Income Taxes	(11.0)	(92.0)
(Benefit of) Provision for Income Taxes	(1.3)	6.7
Loss from Continuing Operations of Consolidated Companies	(9.7)	(98.7)
Income Applicable to Minority Interests, net of tax	(5.7)	(9.8)
Equity in Net Income of Unconsolidated Affiliates, net of tax	4.6	2.7
Loss from Continuing Operations	(10.8)	(105.8)
Income from Discontinued Operations, net of tax	-	5.0
Net Loss	(10.8)	(100.8)
Dividends on Preferred Stock	20.7	35.7
Net Loss Applicable to Common Stockholders	$(31.5)	(136.5)

Loss Per Share of Common Stock – Basic and Diluted
Continuing Operations	$(0.07)	(0.33)
Discontinued Operations	-	0.01
Total	$(0.07)	(0.32)
Weighted Average Number of Common Shares Outstanding: Basic and Diluted	457.3	426.6

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax